Exhibit 99.1

Parkway Acquisition Corp. Announces Second Quarter 2018 Results

FOR IMMEDIATE RELEASE
For more information contact:
Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 3, 2018 /PRNewswire-FirstCall/ -- On August 3, 2018, Parkway Acquisition Corp. ("Parkway" or the "Company") (OTC QX: PKKW) – the holding company for Skyline National Bank ("Skyline") – announced second quarter 2018 earnings.

On March 1, 2018, Parkway entered into a definitive agreement to acquire Great State Bank, based in Wilkesboro, North Carolina, in a stock merger valued at approximately $14.5 million at signing (the "Great State merger"). The agreement provided for the merger of Great State Bank with and into Skyline, with Skyline as the surviving bank.  The merger was officially closed and became effective on July 1, 2018.

Results of Operations for the Three Months ended June 30, 2018 and 2017

Parkway recorded net income of $999 thousand, or $0.20 per share, for the quarter ended June 30, 2018 compared to net income of $803 thousand, or $0.16 per share, for the same period in 2017.  Pre-tax earnings totaled $1.24 million for the second quarter of 2018 compared to pre-tax earnings of $1.15 million for the same period in 2017.   The increase in earnings was due primarily to an increase in noninterest income.  Income tax expense decreased from $347 thousand to $244 thousand for the quarter, despite the increase in pre-tax earnings, due to a reduction in tax rates pursuant to the Tax Cuts and Jobs Act, which became effective January 1, 2018 and reduced the Company's marginal federal income tax rate from 34% to 21%.  Second quarter earnings represented an annualized return on average assets of 0.73% and an annualized return on average equity of 6.96% for the quarter ended June 30, 2018, compared to 0.58% and 5.72%, respectively, for the quarter ended June 30, 2017.

Total interest income increased by $97 thousand for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017 despite a reduction in the accretion of purchase discounts applied to the loan portfolio acquired in the Company's July 1, 2016 merger with Cardinal Bankshares Corp. (the "Cardinal merger").  Accretion of purchased loan discounts increased interest income by $270 thousand in the second quarter of 2017 compared to just $128 thousand in the second quarter of 2018, representing a decrease of $142 thousand.  Excluding the change in discount accretion, interest income increased by $239 thousand for the quarter ended June 30, 2018 compared to the same period last year, due mainly to continued growth in the bank's loan portfolio as total loans increased by $12.19 million or 2.90% from June 30, 2017 to June 30, 2018.

Interest expense on deposits increased by $10 thousand compared to the same period in 2017, due to a reduction in amortization of premiums on time deposits acquired in the Cardinal merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $63 thousand in the second quarter of 2017, compared to just $24 thousand in the second quarter of 2018. Without the change in premium amortization, interest expense on deposits would have decreased by $29 thousand for the quarter ended June 30, 2018, compared to the quarter ended June 30, 2017 due to a reduction in interest bearing deposits of $14.11 million from June 30, 2017 to June 30, 2018.  Interest on borrowings increased by $27 thousand for the quarter as overnight borrowings were used to partially fund the aforementioned increase in loans and decrease in interest bearing deposits.  The result was an increase in net interest income of $60 thousand for the quarter ended June 30, 2018, compared to the same quarter last year.  The Company's net interest margin totaled 4.29% for the second quarter of 2018, compared to 4.15% for the second quarter of 2017.

The provision for loan losses was $91 thousand for the quarter ended June 30, 2018, compared to $50 thousand for the quarter ended June 30, 2017.  The reserve for loan losses at June 30, 2018 was approximately 0.76% of total loans compared to 0.85% at June 30, 2017.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans.  As of June 30, 2018, the remaining unaccreted discount on the acquired loan portfolio totaled $3.69 million.

Total noninterest income was $1.26 million in the second quarter of 2018 compared to $1.02 million in the second quarter of 2017.  The increase was due to growth and expansion of fee-based products and services throughout the Company's market area as well as nonrecurring income from life insurance contracts totaling $229 thousand.

Total noninterest expenses increased by $165 thousand for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, due mainly to an increase in employee benefit costs, as actual health insurance claims have exceeded both current year expected claims as well as prior year actual claims.  As a result of the increased health insurance costs, total salary and benefit costs increased by $277 thousand for the second quarter of 2018 compared to the same quarter in 2017.

Results of Operations for the Six Months ended June 30, 2018 and 2017

For the six months ended June 30, 2018, total interest income increased by $87 thousand compared to the six-month period ended June 30, 2017. As noted in the above discussion, interest income on loans was impacted by a reduction in the accretion of purchase discounts applied to the loan portfolio acquired in the Cardinal merger.  Accretion of purchased loan discounts increased interest income by $576 thousand in the first six months of 2017 compared to just $287 thousand in the first six months of 2018, representing a decrease of $289 thousand. Excluding the change in discount accretion, interest income increased by $376 thousand for the six-month period ended June 30, 2018 compared to the same period last year.

Interest expense on deposits was flat for the six-months ended June 30, 2018 compared to the same period last year, increasing by just $1 thousand, despite a reduction in interest-bearing deposits.  This was due to the aforementioned reduction in amortization of premiums on time deposits acquired in the Cardinal merger.  Amortization of premiums on acquired time deposits totaled $148 thousand in the first six months of 2017, compared to $53 thousand in the first six months of 2018. Without the change in premium amortization, interest expense on deposits would have decreased by $94 thousand for the six months ended June 30, 2018, compared to the six months ended June 30, 2017.  Interest on borrowings increased by $27 thousand due to overnight borrowings which were accessed in the second quarter of 2018.

The provision for loan losses for the six-month period ended June 30, 2018 was $145 thousand, compared to $158 thousand for the six-month period ended June 30, 2017.  The decrease in 2018 was due to continued improvement in overall asset quality as reflected in historic charge-offs and other loan quality metrics.

Noninterest income increased by $314 thousand for the first six months of 2018, compared to the same period in 2017. Income from service charges and fees increased by $162 thousand, or 11.51% due to growth and expansion of fee-based products. As noted above nonrecurring proceeds from life insurance contracts totaled $229 thousand in 2018.  Securities gains decreased by $108 thousand for the six-month period ended June 30, 2018 compared to the same period last year as increases in interest rates led to decreases in the market value of the Bank's investment securities portfolio.

Total noninterest expenses decreased by $41 thousand for the six-month period ended June 30, 2018, compared to the same period in 2017. The overall decrease was due primarily to a decrease in merger-related expenses.  Expenses related to the Cardinal merger in the first six months of 2017 totaled $642 thousand compared to expenses of $497 thousand in 2018 related to the Great State merger. Salaries and employee benefits increased by $258 thousand in 2018 compared to 2017 due to the increase in benefit costs discussed above.

In total, income before taxes increased by $427 thousand over the first six months of 2018 compared to the first six months of 2017.  Income tax expense decreased by $102 thousand over the prior year, resulting in an increase in net income of $529 thousand for the six months ended June 30, 2018 compared to the same period in 2017.

Balance Sheet

Total assets decreased by $3.70 million, or 0.67%, from December 31, 2017 to June 30, 2018, due to continued reductions in interest-bearing deposits.  Cash and cash equivalent balances decreased by $8.11 million and investment securities decreased by $4.20 million.  The reduction in cash and investments was used to fund net loan growth of $8.08 million as well as a reduction in total deposits of $13.46 million.  Loan growth, combined with the decrease in deposits, resulted in an increase in the company's loan to deposit ratio to 90.42% at June 30, 2018 compared to 86.28% at December 31, 2017.

Noninterest bearing deposits decreased by $6.59 million from December 31, 2017 to June 30, 2018, while interest bearing deposits decreased by $6.87 million over the same time period.  The decrease in interest bearing deposits came primarily in the form of higher yielding certificates of deposit and individual retirement accounts.  This reflected the continuation of a management strategy to allow the run-off of higher-yielding time deposits as well as increased competition for deposits throughout the Bank's market area.

Stockholders' equity totaled $58.02 million at June 30, 2018 compared to $57.18 million at December 31, 2017.  The increase in equity resulted from earnings of $2.01 million, less a net change in unrealized depreciation of investment securities classified as available for sale totaling $671 thousand, and the payment of dividends of $502 thousand.  Book value increased from $11.39 per share at December 31, 2017 to $11.56 per share at June 30, 2018.  Skyline remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.44%, 12.44%, 13.19%, and 10.25%, respectively, as of June 30, 2018.

President and CEO Allan Funk noted, "We are pleased with our second quarter results: our loans grew at an annualized rate of over 6% for the quarter, and our fee-based income increased nicely.  We opened a new branch in West Jefferson, NC, and received the necessary shareholder and regulatory approvals for our merger with Great State Bank, which officially closed on July 1.  We believe our company is well positioned to take advantage of opportunities in our markets and to continue to improve our earnings performance going forward."

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Cardinal merger and the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the Great State merger; the ability to complete the Great State merger as expected and within the expected time frame, or at all; the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or the Cardinal merger; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger or the Cardinal merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2018)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
June 30, 2018; December 31, 2017; June 30, 2017

	June 30,	December 31,	June 30,
(dollars in thousands except share amounts)	2018	2017	2017
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$6,855	$6,367	$6,792
Interest-bearing deposits with banks	7,889	8,739	8,101
Federal funds sold	19	7,769	10,542
Investment securities available for sale	46,478	50,675	59,602
Restricted equity securities	1,378	1,388	1,388
Loans	432,780	424,871	420,586
Allowance for loan losses	(3,281)	(3,453)	(3,568)
Net loans	429,499	421,418	417,018
Cash value of life insurance	17,386	17,348	17,126
Foreclosed Assets	410	-	60
Properties and equipment, net	17,861	17,646	18,010
Accrued interest receivable	1,813	1,737	1,665
Core deposit intangible	1,905	2,045	2,185
Deferred tax assets, net	2,515	2,965	4,960
Other assets	10,258	9,864	6,549
Total assets	$544,266	$547,961	$553,998

Liabilities
Deposits
Noninterest-bearing	$124,254	$130,847	$130,038
Interest-bearing	350,729	357,594	364,835
Total deposits	474,983	488,441	494,873

Borrowings	8,906	-	-
Accrued interest payable	45	46	41
Other liabilities	2,310	2,292	1,954
Total liabilities	486,244	490,779	496,868

Stockholders' Equity
Common stock and surplus	26,166	26,166	26,166
Retained earnings	34,037	32,526	31,736
Accumulated other comprehensive income (loss)	(2,181)	(1,510)	(772)
Total stockholders' equity	58,022	57,182	57,130
Total liabilities and stockholders' equity	$544,266	$547,961	$553,998
Book value per share	$11.56	$11.39	$11.38
Tangible book value per share	$11.18	$10.98	$10.94

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three and Six Months Ended June 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands except share amounts)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$5,271	$5,113	$10,357	$10,168
Interest-bearing deposits in banks	16	10	35	22
Federal funds sold	7	40	38	59
Interest on securities:
Taxable	294	331	597	674
Exempt from federal income tax	-	-	-	-
Dividends	30	27	39	56
	5,618	5,521	11,066	10,979

Interest expense
Deposits	377	367	738	737
Interest on borrowings	27	-	27	-
	404	367	765	737
Net interest income	5,214	5,154	10,301	10,242

Provision for loan losses	91	50	145	158
Net interest income after
provision for loan losses	5,123	5,104	10,156	10,084

Noninterest income
Service charges on deposit accounts	374	315	719	637
Other service charges and fees	438	392	850	770
Net realized gains on securities	9	113	5	113
Mortgage origination fees	67	67	144	112
Increase in cash value of life insurance	111	111	222	222
Life insurance income	229	-	229	-
Other income	33	24	55	56
	1,261	1,022	2,224	1,910

Noninterest expenses
Salaries and employee benefits	2,767	2,490	5,298	5,040
Occupancy and equipment	627	616	1,256	1,282
Foreclosed asset expense, net	1	11	(2)	16
Data processing expense	300	308	602	579
FDIC Assessments	69	75	138	150
Advertising	160	175	276	333
Bank franchise tax	105	86	210	168
Director fees	73	75	130	138
Merger related expenses	299	327	497	642
Other expense	740	813	1,437	1,535
	5,141	4,976	9,842	9,883
Net income before income taxes	1,243	1,150	2,538	2,111

Income tax expense	244	347	525	627
Net income	$999	$803	$2,013	$1,484

Net income per share	$0.20	$0.16	$0.40	$0.30
Weighted average shares outstanding	5,021,376	5,021,376	5,021,376	5,021,376
Dividends declared per share	$0.00	$0.00	$0.10	$0.08